Exhibit 4(c)

DESCRIPTION OF CAPITAL STOCK

The following is a summary of the general terms of the capital stock of Emerson Electric Co. (the “Company” or “Emerson”). This description is a summary, and it does not describe every aspect of our capital stock. This summary is subject to and qualified in its entirety by reference to our Restated Articles of Incorporation, our Bylaws, as amended, and the provisions of the Missouri General and Business Corporation Law, which we refer to as Missouri law, and which may be amended from time to time.

As used herein, unless otherwise specified or the context requires otherwise, we use the terms “we,” us” and “our” to refer to the Company.

General

Our authorized capital stock consists of 1,200,000,000 shares of common stock, par value $0.50 per share, and 5,400,000 shares of preferred stock, par value $2.50 per share. There are no shares of preferred stock outstanding.

Common Stock

All of our outstanding shares of common stock are fully paid and non-assessable. Subject to the prior rights of the holders of any shares of preferred stock which later may be issued and outstanding, holders of common stock are entitled to receive dividends as and when declared by us out of legally available funds. In the event of any such declaration or payment, the holders of common stock will be entitled, to the exclusion of the holders of the preferred stock, to share therein. If we liquidate, dissolve, or wind up Emerson, after distribution and payment in full is made to holders of preferred stock, if any, the remainder of assets, if any, will be distributed pro rata among the holders of common stock of the company. Each holder of common stock is entitled to one vote for each share held of record on all matters presented to a vote of shareholders, including the election of directors. Holders of common stock have no cumulative voting rights or preemptive rights to purchase or subscribe for any stock or other securities and there are no conversion rights or redemption or sinking fund provisions for the common stock. We may issue additional shares of authorized common stock without shareholder approval, subject to applicable rules of the New York Stock Exchange and the NYSE Chicago.

Computershare, Inc. is the registrar and transfer agent for our common stock. Our common stock is listed on the New York Stock Exchange and on the NYSE Chicago under the symbol “EMR.”

Preferred Stock

Our Restated Articles of Incorporation vest our board of directors with authority to issue up to 5,400,000 shares of preferred stock from time to time in one or more series and by resolution or resolutions:
•To fix the distinctive serial designation of the shares of any such series;

•To fix the rate or amount per annum at which the holders of the shares of any series shall be entitled to receive dividends, the dates on which such dividends shall be payable, and the date or dates from which such dividends shall be cumulative;

•To fix the price or prices at which, the times during which, and the other terms upon which the shares of any such series may be redeemed;

•To fix the amounts payable on the shares of any series in the event of dissolution or liquidation of the Company;

•From time to time to include additional shares of preferred stock which the Company is authorized to issue in any such series;

•To determine whether or not the shares of any such series shall be made convertible into or exchangeable for shares of the common stock of the Company, shares of any other series of the preferred stock of the Company, now or hereafter authorized, or any new class of preferred stock of the Company hereafter authorized, or debt securities, the conversion price or prices, or the rate or rates of exchange at which such conversion or exchange may be made, and the terms and conditions upon which any such conversion right shall be exercised;

•To fix such other preferences and rights, privileges and restrictions applicable to any such series as may be permitted by law;

•To determine if a sinking fund shall be provided for the purchase or redemption of shares of any series and, if so, to fix the terms and amount or amounts of such sinking fund; and

•To set the consideration for which the shares of the series are to be issued.

The shares of different series may differ, including as to ranking, as may be provided in our Restated Articles of Incorporation, or as may be fixed by our board of directors as described above. We may from time to time amend our Restated Articles of Incorporation to increase or decrease the number of authorized shares of preferred stock. The material terms of any series of preferred stock being offered by us will be described in a certificate of amendment to our Restated Articles of Incorporation or board resolution which will be filed with the Secretary of State of the State of Missouri and with the SEC, as required. Such terms may differ from those that are set forth below.

Dividend Rights. The preferred stock will be preferred as to payment of dividends over our common stock or any other stock ranking junior to the preferred stock as to dividends. No dividend may be declared or paid and no distribution may be made on our common stock or stock of junior rank, other than dividends or distributions payable in common stock, until the full cumulative dividends on the preferred stock of all series up to the end of the then quarterly dividend period shall have been declared and paid (or appropriated and set aside) by the board of directors. We will pay those dividends either in cash, shares of common stock or preferred stock or otherwise, at the rate and on the date or dates determined by our board of directors. With respect to each series of preferred stock, the dividends on each share of that series will be cumulative from the date of issue of the share unless some other date is determined by our board of directors. Accruals of dividends will not bear interest. If the amount determined by our board of directors to be declared and payable as dividends on the preferred stock is insufficient to pay the full dividend, including accumulations, on all outstanding series, such amount shall be paid on all outstanding shares of all series on pro rata basis generally based on the amount of the full dividend for that series.

Rights upon Liquidation. The preferred stock will be preferred over common stock, or any other stock ranking junior to the preferred stock with respect to distribution earnings and assets, so that the holders of each series of preferred stock will be entitled to be paid, upon voluntary or involuntary liquidation, dissolution or winding up and before any distribution is made to the holders of common stock or stock of junior rank, the amount as determined by our board of directors. However, in this case the holders of preferred stock will not be entitled to any other or further payment. In addition, the rights of the preferred stock in the event of a dissolution, liquidation or winding up shall not restrict or prevent the Company from paying dividends on common stock if the payment of such dividends is not restricted by any other terms of the preferred stock. If upon any liquidation, dissolution or winding up amounts available for payment are insufficient to permit the payment in full of the respective amounts to which the holders of all outstanding preferred stock are entitled, the amount available will be distributed among the holders of each series of preferred stock in an amount proportional to the full amounts to which the holders of each series are entitled.

Redemption. All shares of any series of preferred stock may be redeemable to the extent determined by our board of directors.

Conversion or Exchange. Shares of any series of preferred stock will be convertible into or exchangeable for shares of common stock or preferred stock or debt securities to the extent determined by our board of directors.

Preemptive Rights. No holder of shares of any series of preferred stock will have any preemptive or preferential rights to subscribe to or purchase shares of any class or series of stock, now or hereafter authorized, or any securities convertible into, or warrants or other evidences of optional rights to purchase or subscribe to, shares of any series, now or hereafter authorized.

Voting Rights. Except as determined by our board of directors, the holders of preferred stock will be entitled to one vote for each share of preferred stock held by them on all matters properly presented to shareholders. The holders of common stock and the holders of all series of preferred stock will vote together as one class, except as otherwise provided by law and except as set forth below.

The preferences, priorities, special rights and powers given to the preferred stock under our Restated Articles of Incorporation, or to any series thereof by any authorizing action of our board, may be altered or terminated, as provided by law, upon the affirmative vote of the holders of two-thirds (2/3) of each series of preferred stock issued and outstanding whose rights will be affected by such proposed alteration or termination. No additional shares of the preferred stock except the shares provided for in our Restated Articles of Incorporation shall be authorized, and no additional shares of any other class of preferred stock having a priority over, or entitled to participate on a parity with, the preferred stock shall be authorized, except upon the affirmative vote of the holders of a majority of each series of the preferred stock issued and outstanding; provided, however, that the authorizing resolution for any series of preferred stock may provide for the vote of a greater percentage of the shares.

Currently under Missouri law, even if shares of a particular class or series of stock are not otherwise entitled to a vote on any matter submitted to the shareholders, amendments to the Restated Articles of Incorporation which adversely affect those shares require a vote of the class or series of which such shares are a part, including amendments which would:

•increase or decrease the aggregate number or par value of authorized shares of the class or series;

•create a new class of shares having rights and preferences prior or superior to the shares of the class or series;

•increase the rights and preferences, or the number of authorized shares, of any class having rights and preferences prior to or superior to the rights of the class or series; or

•alter or change the powers, preferences or special rights of the shares of such class or series so as to affect such shares adversely.

Board Representation. Our Restated Articles of Incorporation provide that in addition to the voting rights set forth above, if, and whenever, six (6) or more quarterly dividends, whether or not consecutive, on the preferred stock shall be in arrears, in whole or in part, the holders of the preferred stock, including all series thereof, voting as a single class, shall have the right to elect a number of the members of the board of directors equal to the whole number obtained by dividing seven (7), into the number of directors of the Company authorized at such time by the Restated Articles of Incorporation of the Company, but not less than two (2) directors. In such event, the remainder of the directors shall be elected by the holders of the common stock and preferred stock, voting as a single class. Whenever all dividends in arrears and current dividends on the preferred stock then outstanding have been paid or declared and a sum sufficient for the payment thereof set aside, then the right of the holders of the preferred stock to elect such number of directors shall cease. During the time when the preferred stock is vested with the power of board representation, the secretary of the Company may (and shall upon the written request of the holders of record of ten percent (10%) or more in number of shares of the preferred stock outstanding) call a special meeting of the holders of the preferred stock for the election of the directors to be elected by them subject to the provisions of our Restated Articles of Incorporation. In the case of additional authorized shares of preferred stock or a different class of preferred stock shall be created and issued, nothing herein contained shall prevent any such additional shares or class of the preferred stock from having the same voting rights on a pari passu basis with the shares of preferred stock entitled to vote on any matters.

Many of our operations are conducted through our subsidiaries, and thus our ability to pay dividends on our common stock or any series of preferred stock is dependent on their financial condition, results of operations, cash requirements and other related factors.

Depending upon the rights of holders of the preferred stock, an issuance of preferred stock could adversely affect holders of common stock by delaying or preventing a change of control of Emerson, making removal of the management of Emerson difficult, or restricting the payment of dividends and other distributions to the holders of common stock.

Certain Effects of Authorized but Unissued Stock

We may issue additional shares of common stock or preferred stock without shareholder approval, subject to applicable rules of the New York Stock Exchange and the NYSE Chicago, for a variety of corporate purposes, including raising additional capital, corporate acquisitions and employee benefit plans. The existence of unissued and unreserved common and preferred stock may enable us to issue shares to persons who are friendly to current management, which could discourage an attempt to obtain control of Emerson through a merger, tender offer, proxy contest, or otherwise, and protect the continuity of management and possibly deprive you of opportunities to sell your shares at prices higher than the prevailing market prices. We could also use additional shares to dilute the stock ownership of persons seeking to obtain control of Emerson. See also “Certain Charter and Bylaw Provisions” below.

Series B Junior Participating Preferred Stock

Our board previously authorized the issuance of 1,200,000 shares of preferred stock as Series B junior participating preferred stock in connection with our adoption of a shareholder rights plan as of November 1, 1998, which expired by its terms on November 1, 2008. We do not have any current plans to utilize such preferred stock. At the time of its authorization, our board designated the dividend, liquidation, voting and redemption features and the rights in the event of a merger of the Series B junior participating preferred stock so that the value of one one-thousandth (1/1,000th) of a share of Series B junior participating preferred stock approximated the value of one share of common stock. Each of these shares, if issued, would generally be non-redeemable and junior to all other series of preferred stock, have a variable preferential cumulative quarterly dividend, entitle its holder to receive a variable preferred liquidation payment and have one vote.

Certain Charter and Bylaw Provisions

Our Restated Articles of Incorporation and Bylaws:

•provide for a classified board of directors;

•limit the right of shareholders to remove directors or change the size of the board of directors;

•limit the right of shareholders to fill vacancies on the board of directors;

•limit the right of shareholders to call a special meeting of shareholders or propose other actions;

•require a higher percentage of shareholders than would otherwise be required to amend, alter, change, or repeal certain provisions of our Restated Articles of Incorporation; and

•provide that the Bylaws may be amended only by the majority vote of the board of directors.
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Shareholders will not be able to amend the Bylaws without first amending the Restated Articles of Incorporation. These provisions may discourage certain types of transactions that involve an actual or threatened change of control of Emerson.

Size of Board

Our Restated Articles of Incorporation provide that the number of directors will be fixed by our Bylaws; provided that the Bylaws must provide for three or more directors. Our Bylaws provide for a board of directors of at least three directors and permit the board of directors to set the number of directors from time to time. In accordance with our Bylaws, on October 6, 2020, our board of directors fixed the number of directors at twelve. Our Restated Articles of Incorporation and Bylaws further provide that our Bylaws may be amended only by majority vote of our entire board of directors.

Election of Directors

Our Bylaws provide certain detailed timing and information requirements for the nomination of directors by shareholders. Please see our annual proxy statement for additional information.

Nominations outside of Emerson’s proxy statement. In order for a shareholder to nominate a candidate for director outside of our proxy statement, our Bylaws require that a shareholder give timely notice to us in advance of the meeting. Ordinarily, the shareholder must give notice not less than 90 days nor more than 120 days before the meeting (but if we give less than 100 days’ notice of the meeting or prior public disclosure of the date of the meeting, then the shareholder must give notice within ten days after we mail notice of the meeting or make a public disclosure of the meeting). The notice must describe various matters regarding the nominee as specified in detail in our Bylaws. Such information includes the name, age, business address and residence of such nominee, the principal occupation, the number of shares beneficially owned, any other information relating to such person that is required to be disclosed in solicitations of proxies for director elections or is otherwise required, in certain cases details of any relationship, or understanding between the shareholder(s) and the nominee. The notice must also include as to the proposing shareholder(s) and the beneficial owner, if any, on whose behalf the proposal is made, and their respective affiliates or associates or others acting in concert therewith various “proposing shareholder information” as specified in detail in our Bylaws. This proposing shareholder information includes such information as material interests or arrangements, names and addresses, the number of shares beneficially owned, any derivative or hedging positions, any material interest in any contract with the Company or any affiliate or competitor, all information that would be required to be set forth in a Schedule 13D (or an amendment) if such a statement were required, any other information relating to any such person that would be required to be disclosed in a proxy statement or proxy contest, a representation whether any such person is or intends to participate in the solicitation of proxies, and a representation that the shareholder is a shareholder of record entitled to vote and intends to continue to hold such stock of the Company through the meeting. Our Bylaws also set out specific eligibility requirements that nominees for director must satisfy, including various representations and agreements.

Nominations for inclusion in Emerson’s proxy statement (Proxy Access). In certain cases, our Bylaws permit a holder (or a group of not more than 20 holders) of at least 3% of our outstanding common stock continuously for at least three years to nominate and include in our proxy materials director nominees constituting up to the greater of two individuals or 20% of the board of directors, provided that the nominating holder(s) and the nominee(s) satisfy the requirements specified in the Bylaws, including providing the Company with advance notice of the nomination. You must give notice of director nominees submitted under these Bylaw provisions not less than 120 days nor more than 150 days before the meeting. To utilize proxy access, among other things, the electing shareholder and proposed nominee must comply with the detailed requirements set forth in our Bylaws, including the provision of the proposing shareholder information, various other required information, representations, undertakings, agreements and other requirements as set forth in the Bylaws and as required by law. The Bylaws require that these disclosures be updated and supplemented, if necessary and that the shareholder making a nomination must appear at the meeting for the nomination to be considered.

No cumulative voting. Our Bylaws do not permit cumulative voting in the election of directors. Accordingly, the holders of a majority of the then outstanding shares of common stock can elect all the directors of the class then being elected at that meeting of shareholders.

No person shall be eligible for election as a director if such person is seventy-two years old or older at the commencement of his term. However, we have amended our Bylaws from time to time to grant exceptions.

Classified Board

Our Restated Articles of Incorporation and Bylaws provide that our board will be divided into three classes, with the classes to be as nearly equal in number as possible, and that one class shall be elected each year and serve for a three-year term. At our 2013 and 2019 annual meetings of shareholders, we submitted a proposal to amend our Restated Articles of Incorporation to declassify our board of directors. However, that amendment required the vote of 85% of outstanding shares in favor for approval, which was not attained.

Removal of Directors

Missouri law provides that, unless a corporation’s articles of incorporation provide otherwise, the holders of a majority of the corporation’s voting stock may remove any director from office. Our Restated Articles of Incorporation provide that shareholders may remove a director with or without “cause” and with the approval of the holders of 85% of Emerson’s voting stock. Our board of directors may remove a director, with or without cause, only in the event the director fails to meet the qualifications stated in the Bylaws for election as a director or in the event the director is in breach of any agreement between such director and Emerson relating to such director’s service as a director or employee of Emerson.

Filling Vacancies

Missouri law further provides that, unless a corporation’s articles of incorporation or bylaws provide otherwise, all vacancies on a corporation’s board of directors, including any vacancies resulting from an increase in the number of directors, may be filled by the vote of a majority of the remaining directors even if that number is less than a quorum, or by a sole remaining director, until the next election of directors by the shareholders of the corporation. Our Bylaws provide that, subject to the rights, if any, of the holders of any class of preferred stock then outstanding and except as described below, only the vote of a majority of the remaining directors may fill vacancies.

Limitations on Shareholder Action by Written Consent

Missouri law provides that any action by written consent of shareholders in lieu of a meeting must be unanimous.

Limitations on Calling Shareholder Meetings

Under our Restated Articles of Incorporation and Bylaws, special meetings of shareholders may be called only by a majority of our board of directors, our chairman of the board, or the holders of not less than 85% of our voting stock.

Limitations on Introducing Other Items of Business

In order for a shareholder to bring an item of business before a shareholder meeting, our Bylaws require that the shareholder give us timely notice in advance of the meeting. Ordinarily, the shareholder must give notice at least 90 days but not more than 120 days before the meeting (but if we give less than 100 days’ notice of the meeting, then the shareholder must give notice within ten days after we mail notice of the meeting or make other public disclosure of the meeting). The notice must include, among other things, a description of the item of business, the reasons for bringing the item of business and other specified matters. The notice must also include as to the proposing shareholder(s) and the beneficial owner, if any, on whose behalf the proposal is made, and their respective affiliates or associates or others acting in concert therewith various “proposing shareholder information” as specified in detail in our Bylaws. The Bylaws require that these disclosures be updated and supplemented, if necessary and that the shareholder proposing business must appear at the meeting for the proposal to be considered. Our board of directors may reject any proposals that have not followed these procedures or that are not a proper subject for shareholder action in accordance with the provisions of applicable law.

Amendment of Restated Articles of Incorporation

Our Restated Articles of Incorporation may be amended by the affirmative vote of the holders of shares representing a majority of the votes entitled to be cast on the amendment; provided that certain provisions contained in our Restated Articles of Incorporation respecting business combinations, the board of directors, removal of directors, amendment of Bylaws and special meetings of shareholders may be amended only by the affirmative vote of the holders of 85% of the total voting power of all outstanding shares of Emerson, voting as a single class. However, the provisions respecting business combinations may be amended upon the affirmative vote of the holders of a majority of the total voting power of all outstanding shares of Emerson if such amendment shall first have been approved and recommended by a majority of those directors who meet certain criteria of independence from parties seeking a business combination.

Business Combination Provisions in Restated Articles of Incorporation

Our Restated Articles of Incorporation provide that certain business combinations involving Emerson and certain 10% shareholders, each as defined in our Restated Articles of Incorporation, require the affirmative vote of the holders of 85% of the outstanding shares of Emerson common stock unless (i) a majority of the continuing directors (as defined in our Restated Articles of Incorporation) have approved the proposed business combination, or (ii) various conditions intended to ensure the adequacy of the consideration offered by the party seeking the combination are satisfied. Under Missouri law, for certain other mergers, the shareholder approval requirement may be two-thirds of the outstanding shares entitled to vote. However, additional requirements may apply as described in “Missouri Statutory Provisions” herein.

Limitation on Directors’ Liability

Our Restated Articles of Incorporation limit the liability of our directors to us or any of our shareholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted under the Missouri General and Business Corporation Law.

Anti-Takeover Effects of Provisions

The classification of directors, the inability to vote shares cumulatively, the advance notice requirements for nominations, and the provisions in our Restated Articles of Incorporation and/or Bylaws that limit the ability of shareholders to amend our Bylaws, to increase the size of our board or to remove directors and that permit the remaining directors to fill any vacancies on our board make it more difficult for shareholders to change the composition of our board. As a result, at least two annual meetings of shareholders may be required for the shareholders to change a majority of the directors, whether or not a change in our board would benefit Emerson and its shareholders and whether or not a majority of our shareholders believes that the change would be desirable.

The provision of Missouri law which requires unanimity for shareholder action by written consent requires that all our shareholders entitled to vote on a proposed action have the opportunity to participate in the action and prevents the holders of a majority of the voting power of Emerson from using the written consent procedure to take shareholder action. The Bylaw provision requiring advance notice of other items of business may make it more difficult for shareholders to take action opposed by the board of directors. Moreover, a shareholder cannot force a shareholder consideration of an item of business over the opposition of our board of directors by calling a special meeting of shareholders.

These provisions make it more difficult and time-consuming to obtain majority control of our board of directors or otherwise bring a matter before shareholders without our board’s consent, and thus reduce the vulnerability of Emerson to an unsolicited takeover proposal. These provisions enable Emerson to develop its business in a manner which will foster its long-term growth, by reducing to the extent practicable the threat of a takeover not in the best interests of Emerson and its shareholders and the potential disruption entailed by the threat. On the other hand, these provisions may adversely affect the ability of shareholders to influence the governance of Emerson and the possibility that shareholders would receive a premium above market price for their securities from a potential acquirer who is unfriendly to management. The provisions requiring an 85% vote of shareholders for amendments to certain provisions of our Restated Articles of Incorporation and for certain business combinations have the effect of limiting the ability of shareholders and others to change the terms of Emerson’s Restated Articles of Incorporation and to change control of Emerson.

Missouri Statutory Provisions

Missouri law also contains certain provisions which may have an anti-takeover effect and otherwise discourage third parties from effecting transactions with us, including control share acquisition and business combination statutes. These provisions are referenced or summarized below. You should not rely on these references or summaries, but rely instead on the actual text of the applicable Missouri law provisions, any applicable Missouri regulations, as well as any case law interpreting such provisions or regulations.

Business Combination Statute

Missouri law contains a “business combination statute” which restricts certain “business combinations” between us and an “interested shareholder,” or affiliates of the interested shareholder, for a period of five years after the date of the transaction in which the person becomes an interested shareholder, unless either such transaction or the interested shareholder’s acquisition of stock is approved by our board on or before the date the interested shareholder obtains such status.

The statute also prohibits business combinations after the five-year period following the transaction in which the person becomes an interested shareholder unless the business combination or purchase of stock prior to becoming an interested shareholder is approved by our board prior to the date the interested shareholder obtains such status. The statute provides that, after the expiration of such five-year period, business combinations are prohibited unless:

•the holders of a majority of the outstanding voting stock, other than the stock owned by the interested shareholder, approve the business combination; or

•the business combination satisfies certain detailed fairness and procedural requirements.

A “business combination” for this purpose includes a merger or consolidation, some sales, leases, exchanges, pledges and similar dispositions of corporate assets or stock and any reclassifications or recapitalizations that increase the proportionate voting power of the interested shareholder. An “interested shareholder” for this purpose generally means any person who, together with his or her affiliates and associates, owns or controls 20% or more of the outstanding shares of the corporation’s voting stock.

A Missouri corporation may opt out of coverage by the business combination statute by including a provision to that effect in its governing corporate documents. We have not done so.

The business combination statute may make it more difficult for a 20% beneficial owner to effect other transactions with us and may encourage persons that seek to acquire us to negotiate with our board prior to acquiring a 20% interest. It is possible that such a provision could make it more difficult to accomplish a transaction which shareholders may otherwise deem to be in their best interest.

Control Share Acquisition Statute

Missouri also has a “control share acquisition statute.” This statute may limit the rights of a shareholder to vote some or all of his shares. A shareholder whose acquisition of shares results in that shareholder having voting power, when added to the shares previously held by him, to exercise or direct the exercise of more than a specified percentage of our outstanding stock (beginning at 20%), will lose the right to vote some or all of his shares in excess of such percentage unless the shareholders approve the acquisition of such shares.

In order for the shareholders to grant approval, the acquiring shareholder must meet certain disclosure requirements specified in the statute. In addition, a majority of the outstanding voting shares, as determined before the acquisition, must approve the acquisition. Furthermore, a majority of the outstanding voting shares, as determined after the acquisition, but excluding shares held by (i) the acquiring shareholder, (ii) employee directors or (iii) officers appointed by the board of directors, must approve the acquisition. If the acquisition is approved, the statute grants certain rights to dissenting shareholders.

Not all acquisitions of shares constitute control share acquisitions. The following acquisitions generally do not constitute control share acquisitions:

•good faith gifts;

•transfers in accordance with wills or the laws of descent and distribution;

•purchases made in connection with an issuance by us;

•purchases by any compensation or benefit plan;

•the conversion of debt securities;

•purchases from holders of shares representing two-thirds of our voting power; provided such holders act simultaneously;

•satisfaction of a pledge or other security interest created in good faith;

•mergers involving us which satisfy the other requirements of the General and Business Corporation Law of Missouri;

•transactions with a person who owned a majority of our voting power within the prior year; or

•purchases from a person who previously satisfied the requirements of the control share statute, so long as the acquiring person does not have voting power after the ownership in a different ownership range than the selling shareholder prior to the sale.

A Missouri corporation may opt out of coverage by the control share acquisition statute by including a provision to that effect in its governing corporate documents. We have not opted out of the control share acquisition statute.

Take-Over Bid Disclosure Statute

Missouri’s “take-over bid disclosure statute” requires that, under some circumstances, including inapplicability of disclosure required by the Exchange Act, before making a tender offer that would result in the offeror acquiring control of us, the offeror must file certain disclosure materials with the Commissioner of the Missouri Department of Securities.